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                                                                     EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Millions)

                                                      Six Months Ended
                                                       June 30, 1997      1996        1995         1994       1993        1992
                                                      ----------------  --------    --------    --------   --------    --------
Earnings as defined:
  Income from continuing operations before provision
    for income taxes and minority interest ...........   $  139.8       $  214.4    $  105.9    $   80.9   $  156.2    $  109.3
  Fixed charges ......................................       31.6           63.1        65.7        59.6       54.9        58.8
  Capitalized interest included in fixed charges .....       (1.3)           (.5)       (1.7)       --         (2.8)       (2.0)
  Amortization of capitalized interest ...............        1.0            2.1         2.5         2.5        2.4         2.3
                                                         --------       --------    --------    --------   --------    --------

          Total ......................................   $  171.1       $  279.1    $  172.4    $  143.0   $  210.7    $  168.4
                                                         ========       ========    ========    ========   ========    ========

Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount) ....................   $   27.8       $   57.5    $   58.4    $   53.5   $   46.7    $   51.1
  Capitalized interest ...............................        1.3             .5         1.7        --          2.8         2.0
  Portion of rentals representative of the interest
    factor ...........................................        2.5            5.1         5.6         6.1        5.4         5.7
                                                         --------       --------    --------    --------   --------    --------

          Total ......................................   $   31.6       $   63.1    $   65.7    $   59.6   $   54.9    $   58.8
                                                         ========       ========    ========    ========   ========    ========

Ratio of earnings to fixed charges ...................        5.4            4.4         2.6         2.4        3.8         2.9
                                                         ========       ========    ========    ========   ========    ========




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